PRESS RELEASE

AAVG Signs LOI; $5Million Contract With SatMAX Corporation(R)


Press Release Source: AvStar Aviation Group On Monday May 17, 2010, 9:15 am EDT

HOUSTON TX--(Marketwire - 05/17/10) - AvStar Aviation Group (Pinksheets:AAVG -
News) announces that they signed a letter of intent ("LOI") with SatMAX Corporation (Pinksheets:SATM - News) granting them exclusive marketing rights to SatMAX communications repeaters and avionics testing equipment for the commercial helicopter industry; and promises AAVG exclusive rights to a $5 million contract through SatMAX , providing cost-effective communications equipment specifically for helicopter avionics and maintenance strategies.
SATM equipment is being used by the U.S. Navy and is a cost-reducing maintenance strategy for avionics across the airline industry. AAVG is now uniquely positioning the company for prestige and profits.

AAVG CEO Russell Ivy stated "We believe now is the time to be a provider of new services, like the repeaters and testing equipment from SatMAX , to show corporate helicopter operators that affordable solutions are available to an industry currently facing a technological tipping point. Most operators are realizing they must upgrade or risk losing profits to overhead-maintenance costs. With this LOI we are able to meet the industry demands for innovative, cost-reducing technology within the vertical flight sector of the avionics industry."

About AvStar Aviation: has a main focus on acquiring, consolidating, and growing businesses in the aviation industry. Also, the company is focusing on acquiring and/or developing companies that provide products and services for the general aviation service business. Please visit http://www.avstargroup.com/
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For the full release from SATM detailing the Definitive Agreement please visit:
http://www.otcmarkets.com/pink/quote/quote.jsp?symbol=SATM

Forward-Looking Statements: Certain statements contained in this release issued by AvStar Aviaiton Group, Inc. (the "Company") that are not historical facts are "forward-looking" statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, and because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are statements regarding the intent, belief, or current expectations, estimates, or projections of the Company, its directors, or its officers about the Company and the industry in which it operates and are based on assumptions made by management. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When issued in this report, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions are generally intended to identify forward-looking statements.